Exhibit 99.1

News Release

Grainger Names Thomas Okray CFO

Ron Jadin to Retire as CFO, as Announced Previously

Joseph High to Retire as Chief People Officer

CHICAGO, APRIL 2, 2018 — Grainger (NYSE: GWW), the leading broad line supplier of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced it has appointed Thomas Okray as Senior Vice President and Chief Financial Officer (CFO), effective May 2, 2018.  Okray will succeed Ron Jadin who, as previously announced, will retire from Grainger after 20 years with the company, 10 of which as Senior Vice President and CFO.  In addition, Joseph High has decided to retire as Grainger’s Senior Vice President and Chief People Officer.

Okray, 55, has nearly 30 years of experience focusing on finance, operations and various aspects of supply chain.  Most recently, he served as Executive Vice President and CFO for Advance Auto Parts.  Prior to that, Okray was Vice President Finance, Global Customer Fulfillment at Amazon, where he led a team responsible for the optimization of key elements of the company’s global fulfillment network.  Okray spent the majority of his career at General Motors in finance and supply chain related roles.  This included responsibility for overseeing more than $120 billion in annual expenses and $8 billion in capital expenditures as CFO, Global Product Development, Purchasing & Supply Chain.

“We are excited to welcome Tom to Grainger,” said DG Macpherson, Chairman and CEO.  “He brings the ideal combination of exceptional financial acumen, along with significant business experience.  In addition, he has a great appreciation for our industry and customer base, and understands the importance of a sound digital strategy.”

“I’ve known Grainger my entire professional career,” said Okray.  “It’s a strong customer-focused organization that prides itself on exceptional service and innovative solutions.  This is an exciting time to be a part of Grainger.  I believe the company is focused on the right things that will drive growth and enhance customer value in new and unique ways.  I look forward to working with DG and the entire Grainger team to continue to implement the corporate strategy.”

Okray earned a bachelor’s degree in chemical engineering from Michigan State University, and received an MBA from the University of Chicago’s Booth School of Business.  He also participated in a Transformational Leadership Program through Stanford University’s Graduate School of Business.

“I would like to thank Ron for his years of service and numerous contributions to Grainger,” said Macpherson.  “He was a valuable member of our leadership team and the company in general.  We wish him well in retirement.”

Joseph High also retires from Grainger after nearly seven years with the company, all as Senior Vice President and Chief People Officer.  During that time, High worked to align people initiatives with the business strategy by creating and implementing key team member programs, policies and practices. High has been a key member of the Grainger Leadership team responsible for driving business results.

Macpherson continued, “Joseph has been a valuable member of Grainger, helping us enhance our talent management strategy and overall culture.  He played a lead role in both the CFO search and my CEO transition.  We wish him all the best in retirement.”

High will transition over the next few months and assist in the process of identifying his successor.

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About Grainger
W.W. Grainger, Inc., with 2017 sales of $10.4 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, (MRO) with operations also in Europe, Asia and Latin America.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance or results and are subject to a number of assumptions, risks and uncertainties, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technologies; the implementation, timing and success of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour; anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry or market conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in credit ratings; changes in effective tax rates and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic report filed on Form 10-K for the year ended December 31, 2017, which also is available on the Investor Relations page of our website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Senior Director, External Affairs	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	Irene Holman
847-535-5678	Senior Director, Investor Relations
O: 847-535-0809
M: 847-217-8679

Michael Ferreter
Senior Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357